Exhibit 99.1

SCOLR Pharma, Inc. Receives Notice from the American Stock Exchange Regarding Composition of its Board

BELLEVUE, WA., June 29, 2007,—SCOLR Pharma, Inc. (AMEX: DDD) today announced that on June 28, 2007, the Company received notification from the American Stock Exchange (“AMEX”) that it is not in compliance with Sections 121(A)(1) and 802(a) of the AMEX Company Guide. Specifically, the AMEX letter states that the Company does not have a sufficient number of independent directors such that a majority of its board of directors is deemed to be “independent” as such defined in the AMEX Company Guide.

This non-compliance is due to the unexpected death on April 20, 2007, of board member Dr. Michael Sorell, who had served as an independent director since April 2004. Additionally, Hans Mueller, Ph.D., an independent director since July 2005, did not stand for re-election to the board at the Company’s annual meeting of stockholders held on June 7, 2007. Consequently, the Company’s board of directors currently consists of six directors, three of whom are independent.

The Company has advised the AMEX that it intends to fill the vacancy on the board with an individual who qualifies as an independent director as soon as reasonably possible and the AMEX has given the Company until September 28, 2007 to regain compliance. As the Company is not currently in compliance with the applicable continued listing standards, the notice from the AMEX is considered a Warning Letter. The Company expects to regain compliance, and as such would not experience any delisting action or adverse effect as a result of the AMEX notification.

About SCOLR Pharma:

Based in Bellevue, Washington, SCOLR Pharma, Inc. is a specialty pharmaceutical company. SCOLR Pharma’s corporate objective is to combine its formulation expertise and its patented CDT platform to develop novel pharmaceutical, over-the-counter (OTC), and nutritional products. Our CDT drug delivery platform is based on multiple issued and pending patents and other intellectual property for the programmed release or enhanced performance of active pharmaceutical ingredients and nutritional products. For more information on SCOLR Pharma, please call 425.373.0171 or visit http://www.scolr.com/.

This press release contains forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including activities, events or developments that we expect, believe or anticipate will or may occur in the future. A number of factors could cause actual results to differ from those indicated in the forward-looking statements, including our ability to successfully develop new formulations and complete research and development, including pre-clinical and clinical studies, our ability to raise additional funds, the continuation of arrangements with our product development partners and customers, competition, government regulation and approvals, and general economic conditions. For example, if our clinical trials are not successful or take longer to complete than we expect, we may not be able to develop and commercialize our products. And we may not obtain regulatory approval for our products, which would materially impair our ability to generate revenue. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the Securities and Exchange Commission. Such filings are available on our website or at www.sec.gov. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in the forward-looking statements. We undertake no obligation to publicly update or revise forward-looking statements to reflect subsequent events or circumstance.

Contacts:

Investor Relations:

Cameron Associates

Kevin McGrath

212.245.4577

Kevin@cameronassoc.com